EXHIBIT 23

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the use of our report dated July 29, 2005, relating to the consolidated financial statements of VTEX Energy, Inc. (the "Company") as of April 30, 2005 and the year then ended, appearing in the Annual Report on Form 10-KSB of VTEX Energy, Inc. as of April 30, 2006.


/s/ Pannell Kerr Forster of Texas, P.C.

Houston, Texas
September 19, 2006